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                                                                      EXHIBIT 99

LETTER OF QUALITY ASSURANCE BY ARTHUR ANDERSEN LLP

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

Arthur Andersen LLP ("Andersen") has represented to CT Communications, Inc. that the audits they performed on the 10 RSA Cellular General Partnerships invested in by Palmetto MobileNet, L.P. were subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagements were conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audits and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen was not relevant to the audit and, thus, CT Communications received no assurance from Andersen regarding such availability.

 /s/ CT Communications, Inc.

Concord North Carolina
March 28, 2002